Exhibit 10.57

Exhibit A

[COMPANY LOGO]

Strictly Private & Confidential
To be Read by Addressee Only

David Gosen
[address]

03 May 2016

Dear David
I am pleased to offer you the position of SVP International at Rocket Fuel Limited (the "Company").
Your employment will be on the terms and conditions set out in more detail in a contract of employment which will be sent to you in due course.
Main terms

1.	Start Date. It is intended that your employment with the Company will commence on June 6, 2016.

2.	Annual salary. The Company will pay you an annual salary of £250,000, payable in equal monthly instalments and subject to deduction of applicable income tax and national insurance contributions.

3.
Bonus. You will be eligible to participate in the Company's bonus plan and subject to satisfaction of applicable performance and other conditions shall be entitled to payment of a bonus of up to 50% of your base salary per annum. Your eligibility for and payment of any bonus sum shall be subject to the terms and conditions set out in your employment agreement and the applicable bonus plan as amended from time to time.

4.	Stock Options. Details of any stock options will be sent to you by separate letter.

5.
Management Retention Agreement. Subject to the approval of Rocket Fuel Inc.'s compensation committee or board of directors, you shall be entitled to participate in a management retention agreement which provides for certain payments to be made to you in the event that your employment with the Company is terminated in specific circumstances, for example in the event of a change of control. Any such payment will be subject to the terms and conditions of the management retention agreement, a copy of which shall be provided to you once the compensation committee or the board of Rocket Fuel Inc. has approved your participation in the management retention agreement.

6.	Employee benefits. As an employee of the Company, you may be eligible to participate in certain Company-sponsored benefits, any details of which will be provided to you.

7.
Probationary period. Your employment will be subject to satisfactory completion of a 6 month probationary period during which your employment may be terminated on 1 month’s notice by either you or the Company.

Rocket Fuel Ltd company registration number: 07488984
Registered office: 34 Bow Street, London, UK, WC2E 7AU
VAT registration number: 109434327

Exhibit A

[COMPANY LOGO]

8.	Notice. Following successful completion of your probationary period, you will be entitled to receive or be required to give a minimum of 6 months' notice to terminate your employment.

9.	Holiday. You will be entitled to 25 days' holiday in each holiday year. In addition, you are entitled to the usual public holidays in England and Wales.

10.
Place of work. Your principal place of work will be at our offices in central London. You will be required to travel both within and outside of the United Kingdom as shall be necessary for the proper performance of your duties, including but not limited to the Company's head office in the US.

So far as there is any inconsistency between the terms of this letter and your contract of employment, the terms of your contract of employment will prevail.
Conditions
This offer is subject to the following conditions:

(a)	all information supplied by you to the Company being true and complete;

(b)	you signing and returning a contract of employment;
receipt by us of references which are satisfactory to the Company. Please provide me with the names and contact details of two referees, one of which must be your current/most recent employer. Please confirm in writing that you consent to us writing to them to obtain a reference. We will not take up the references until you have accepted the offer;

(c)	the Company receiving satisfactory results in respect of any background checks undertaken against you;

(d)	you providing proof of any professional qualifications that you have declared on your CV. This will include copies of any certificates/diplomas or awards you may have;

(e)
you producing to the Company your passport or such other documentation as we may require evidencing your right to remain and work in the United Kingdom (which we shall then copy and return to you). If you do not hold a British passport or a passport from a country within the EEA or a passport from a non-EEA country which gives you the right to work in the UK, the Company will need to see one or more additional documents. If this is the case then please let us know and we will inform you what documents you will need to provide. If you are subject to immigration restrictions on working in the UK this offer and your continuing employment are also subject to you possessing the necessary permissions to work in the UK. In the event that such permissions lapse or expire your employment will be automatically terminate without the need for notice.

This offer will automatically lapse and be of no effect if any of the above conditions are not satisfied or it becomes clear to the Company that the condition will not be satisfied prior to the commencement of your employment.
Data Protection
As part of the process of personnel administration, we already hold certain personal details about you.
If you accept this offer of employment, this information will inevitably increase (for example, to include sickness absence records, performance appraisals etc.). By accepting this offer, you consent to the Company processing your personal and where appropriate, sensitive personal data for the purposes of

Rocket Fuel Ltd company registration number: 07488984
Registered office: 34 Bow Street, London, UK, WC2E 7AU
VAT registration number: 109434327

Exhibit A

[COMPANY LOGO]

personnel or pensions administration, employee management or compliance with any laws or regulations applicable to the Company.
You accept that such processing may require the Company to disclose some of your data to third parties, such as government agencies or regulatory bodies. If it is necessary or desirable to do so, your personal and, where appropriate, sensitive personal data may be transferred outside of the European Economic Area including, but not limited to, the United States of America, for the purposes listed above, and by accepting this offer of employment you consent to such transfer(s) being made.
Acceptance
It is not our intention that you should breach any contractual obligations to any third party, such as a restriction imposed by a current or former employer. By accepting this offer you warrant that you will not commit any such breach by accepting this offer or performing your obligations for the Company.
You further warrant and agree that:

(a)	you will not be accepting this offer in reliance on any representation not expressly set out in this offer letter; and

(b)
you have no previous convictions and have not previously been reported for or been subject to investigation for fraud or bribery related offences including without limitation, offences under the Bribery Act 2010.

We very much hope that you will accept this offer and join us. If you wish to do so, please sign the enclosed copy of this letter and return it to me. Your full contract of employment will follow in due course and your employment is conditional upon signature of that contact.
As you will appreciate, it is helpful for us to have your response as soon as possible and therefore this offer is open for you to accept until 5.30pm GMT on May 11, 2016 at which time it will lapse without further notice being given to you.
I look forward to hearing from you and please do not hesitate to contact me should you require any further information or wish to talk though any matter in more detail.
Yours sincerely,
/s/ Tracy Nobin
Tracy Nobin, VP Head of HR EMEA
For and on behalf of Rocket Fuel Limited

I accept the offer of employment on the terms and conditions set out in this letter and which I understand will be subject to terms and conditions set out in more detail in a contract of employment.

Signed:	/s/ David Gosen

Date:	5th May 2016

Rocket Fuel Ltd company registration number: 07488984
Registered office: 34 Bow Street, London, UK, WC2E 7AU
VAT registration number: 109434327